Exhibit 23.2

June 26, 2006

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-121965) on Form S-8 of Compass Minerals International, Inc. of our report dated October 14, 2005 relating to our audit of the statements of net assets available for benefits as of December 31, 2004 and the related statement changes in net assets available for benefits for the year ended December 31, 2004, included in and incorporated by reference in the Annual Report on Form 11-K of Compass Minerals International, Inc. for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP
Kansas City, MO